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                                                                  EXHIBIT (1)(a)

                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                                   ONEOK, INC.



         ONEOK, Inc., a corporation organized and existing under the laws of the State of Oklahoma, for the purpose of amending its Certificate of Incorporation as provided by Title 18, Oklahoma Statutes, Section 1077 hereby certifies:

                  i. The name of the corporation is ONEOK, Inc., as filed on May 16, 1997.

                  ii. The address of the registered office in the State of Oklahoma and the name of the registered agent at such address is as filed on May 16, 1997.

                  iii. The duration of the corporation is as filed on May 16, 1997.

                  iv. The purpose or purposes for which the corporation is formed are as filed on May 16, 1997.

                  v. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any within a class is as filed on May 16, 1997.

                  vi. The Certificate of Incorporation, as now in effect for the Corporation, has been amended by adding a new Article TWELFTH, as follows:

                  "1 Election. Section 1145 through 1155 of Title 18 of the Oklahoma General Corporation Law, as the same may be amended, shall not apply to the Corporation as of January 17, 1998.

                  2 Amendment. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding equity securities of the Corporation, voting as a class, shall be required in order to amend this Article TWELFTH."

         That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and referring and directing said amendment be considered at the next annual meeting of the shareholders of the Corporation.

         That thereafter, pursuant to the resolution of its Board of Directors, the matter was considered at the next annual meeting of shareholders and the necessary number of shares as required by statute were voted in favor of the amendment.

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         SUCH AMENDMENT WAS DULY ADOPTED IN ACCORDANCE WITH 18 O.S.
Section 1077.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by its President and attested by its Secretary, this 15th day of January, 1998.


                                        ONEOK, Inc.


                                        By:  /s/ David L. Kyle
                                             -----------------------------------
                                             David L. Kyle
                                             President



ATTEST:

 /s/ Deborah B. Barnes
-----------------------------------
Deborah B. Barnes
Secretary